Exhibit 99.1

ACE to Acquire AON's Combined Insurance
Company of America for $2.4 Billion

HAMILTON, Bermuda , December 17, 2007 ACE Limited (NYSE: ACE) announced today that it has signed a definitive agreement to acquire 100% of the outstanding stock of Combined Insurance Company of America and certain of its subsidiaries from Aon Corporation (NYSE: AOC) for $2.4 billion in cash. Combined Insurance Company of America, founded in 1919 and headquartered in Glenview, IL, is a leading underwriter and distributor of specialty individual accident and supplemental health insurance products that are targeted to middle income consumers in the U.S., Europe, Canada and Asia Pacific. The company serves more than four million policyholders worldwide.

"The acquisition of Combined is a significant milestone for ACE and represents both an opportunity for considerable growth and expense-related efficiencies," said Evan G. Greenberg, Chairman and Chief Executive Officer, ACE Limited. "The acquisition essentially doubles our already significant personal accident and supplemental health insurance franchise, which has been and remains an area of focus for our company.

"Combined's sales force of nearly 7,000 agents will diversify our distribution for this class of business. ACE has relied predominantly on direct response and brokerage, while Combined is a leader in captive agency distribution. We will export Combined's franchise to the developing markets of Latin America, Asia Pacific and other promising regions of the world where we already have an established presence and where a growing middle class presents favorable conditions.

"The addition of Combined to the ACE Group of Companies is financially attractive to our shareholders and will produce results that are accretive to our earnings, return on equity and book value per share," said Mr. Greenberg. "Moreover, we project a very attractive return on equity deployed."

The transaction, which is subject to regulatory approvals and customary closing conditions, is expected to be completed by the end of the second quarter of 2008. The purchase price is subject to adjustment to reflect certain changes to Combined's net worth through the closing of the transaction. ACE expects that the purchase price for the transaction will be financed by a combination of available cash and a modest amount of new debt.

ACE will host a special conference call and webcast later today, Monday, December 17, 2007, beginning at 11 a.m. Eastern Time, to discuss the transaction and the expected future of the companies' businesses following closing. The conference call will be available via live and archived webcast at www.acelimited.com or by dialing 888-259-8724 (within the United States) or 913-312-0709 (international); passcode 9045180. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 9045180. A presentation to accompany the conference call is posted on the Company's website in the Investor Information section. The URL reference is http://media.corporate-ir.net/media_files/irol/10/100907/slides121707.pdf (Due to the length of this URL, it may be necessary to copy and paste this hyperlink into your Internet browser's URL address field.)

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor's 500 stock index, the ACE Group of Companies conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements :

All forward-looking statements made in this press release, related to the anticipated acquisition of Combined Insurance Company of America or otherwise, reflect ACE's current views with respect to future events, business transactions and business performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, ACE's forward-looking statements related to Combined Insurance Company of America and the anticipated acquisition could prove incorrect if the transaction were to not close, if Combined Insurance Company of America and its subsidiaries were to perform differently than currently expected by ACE or if anticipated expense-related efficiencies are not realized. More generally, the businesses of ACE and Combined Insurance Company of America could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, changes in demand, the frequency and severity of catastrophic events, actual loss experience, uncertainties in the loss reserving and claims settlement process, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments, the amount and timing of reinsurance recoverables, credit developments among reinsurers, changes in the cost or availability of reinsurance, market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, relations with and performance of employee agents, as well as management's response to these factors, and other factors identified in ACE's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. ACE undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information

Investor Contact:
Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:
Robert T. Grieves
(212) 827-4444
robert.grieves@ace-ina.com